Exhibit 10.1
Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made by THE HAGERTY GROUP, LLC, a Delaware limited liability company (“Company”), and Kenneth H. Ahn (“Executive”). As used in this Agreement, the term “Affiliate” means any entity controlling, controlled by or under common control with the Company.

RECITALS
1.The Company and Executive entered into that certain Employment Agreement dated as of December 1, 2021 (“Existing Employment Agreement”).
2.The Company and Executive wish to amend and restate the Existing Employment Agreement as set forth herein.
In consideration of the mutual agreements, provisions and covenants contained herein, the parties agree that the Existing Employment Agreement is amended and restated as follows:

1.    Effective Date and Term. This Agreement will take effect on January 1, 2023 (“Effective Date”) and will remain in effect during the Employment (as defined in Section 2) and thereafter as to those provisions that expressly state that they will remain in effect after termination of the Employment.

2.    Employment. Executive will serve as the Company’s President of Marketplace or such other management positions with the Company or an Affiliate as Executive and the Company may agree (the “Employment”). Executive will perform duties consistent with those positions as assigned to Executive from time to time by the Company’s Chief Executive Officer and will comply with all Company policies. The Employment will be full time and Executive’s entire business time and efforts will be devoted to the Employment, except that Executive may oversee passive investments and may serve on boards of directors of non-profit organizations, and with written approval of the Company’s Board of Directors may serve on boards of directors of for-profit organizations, that are not competitive with the Company or an Affiliate, provided that such activities do not impair Executive’s full-time services under this Agreement or constitute a conflict of interest.

3.    Compensation. Executive will be compensated during the Employment as follows, subject to required tax deductions and withholdings:

(a)    Salary. Executive’s salary will be $600,000 per year (or a prorated weekly amount for any partial year) subject to normal payroll deductions and will be payable in accordance with the Company’s normal payroll practices. The Company may review Executive’s salary annually in accordance with the Company’s normal procedures and may increase (but not decrease) Executive’s salary to reflect the Company’s determinations of Executive’s performance, Company performance, business or economic conditions, or changes in Executive’s duties and responsibilities.

(b)    Annual Incentive Plan. Beginning with the 2022 plan year, Executive will participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan (“Annual Incentive Plan”) in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive’s target incentive payment for each calendar year will be at least 75% of Executive’s Salary, with any payments under the plan to be determined under the terms of the plan based on attainment of Company and individual goals as provided in the plan, and subject to Executive’s continued Employment with the Company through the end of the plan year for which such incentive payment is earned.

(c)    Stock Incentive Plan. Executive will participate in the Company’s 2021 Stock Incentive Plan or any successor Company long-term bonus plan (the “Plan”) in accordance with the terms of the Plan and the award agreements issued to Executive from the Plan. Executive will be eligible for awards under the Plan through (a) the Long-Term Incentive Plan (“LTIP”) at 75% of Executive’s Salary, where the amount of such awards will be determined under the terms of the LTIP and awarded in accordance with the Plan, and (b) through the Broad Arrow Retention Incentive Plan (“BRIP”), where the amount of such awards for Plan years 2024, 2025, and 2026 will be determined under the terms of the BRIP and awarded in accordance with the Plan. Notwithstanding the foregoing, Executive will not be eligible to receive awards from the LTIP for the Plan years 2024, 2025, and 2026, as awards in these years will be determined replaced by the BRIP.

(d)    Paid Time Off. Executive will be entitled to a minimum of 4 weeks of paid time off per year, to be administered in accordance with Company policy, which is subject to change from time to time in the Company’s discretion. Paid time off will be taken at such times as are consistent with the reasonable business needs of the Company.

(e)    Benefits. Executive will be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group and in any other Company benefit programs and policies applicable under Company policy to senior executives. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs and policies are subject to change from time to time in the Company’s discretion.

(f)     Business Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or are authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive submits such documentation, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.

4.    Termination of Employment Without Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment pursuant to this Section 4, except those payments specifically identified in Section 6.

(a)    Death. The Employment will terminate automatically upon Executive’s death.

(b)     Disability. If Executive is unable to perform Executive’s duties under this Agreement due to physical or mental disability for a continuous period of 180 days or longer and Executive is eligible for benefits under the Company’s long-term disability insurance policy, the Company may terminate the Employment under this Section 4(b). If the Company terminates the Employment as the result of Executive’s inability to perform Executive’s duties for less than 180 days due to a disability, the termination of Employment will be deemed to be pursuant to Section 5(a) below.

(c)    Termination by Company for Cause. The Company may terminate the Employment for “Cause,” defined as Executive’s: (i) material breach of any provision of Sections 8, 9 or 10 of this Agreement; (ii) continued failure to perform or continued poor performance of duties under this Agreement after warning and reasonable opportunity to meet reasonable required performance standards; (iii) gross negligence causing or placing the Company at material risk of significant damage or harm; (iv) misappropriation of or intentional damage to Company property having a material adverse effect on the Company; (v) material fraud or dishonesty having a material adverse effect on the Company; (vi) conviction of a felony; or (vii) intentional act or omission that Executive knows is likely to have a material adverse effect on the Company, provided, however, that Cause shall not exist unless the Company has provided written notice to Executive of the grounds asserted to constitute Cause within 30 days of the Chief Executive Officer or the Board of Directors becoming aware of such grounds, Executive has failed to cure such act or omission within 15 days of such notice and Executive has been afforded a reasonable opportunity to appear (with counsel) before the Chief Executive Officer or the Board of Directors.

If the Company becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in conduct constituting Cause, the Company may recharacterize Executive’s termination as having been for Cause.

(d)    Discretionary Termination by Executive. Executive may terminate the Employment at will other than for Good Reason (as defined below) with at least 30 days’ advance written notice to the Company. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the lesser of 30 days or the remaining period of the Employment.

5.    Termination With Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of Executive’s Employment pursuant to this Section 5, except for payments and benefit coverage as provided in Section 6 and Severance Pay as provided in and subject to the terms of Section 7.

(a)    Discretionary Termination by Company. The Company may terminate the Employment at will, but if the Company does so other than as provided in Section 4 above, Executive will be entitled to Severance Pay as provided in and subject to Section 7. A termination of Executive’s Employment by the Company under Section 4(c) that is determined in a proceeding under Section 14 not to be for Cause will be considered to have been a termination under this Section 5(a).

(b)    Termination by Executive for Good Reason. Executive may terminate the Employment for “Good Reason” if, without Executive’s written consent, (i) there is diminution in Executive’s title, authority, duties or responsibilities or a change in Executive’s reporting lines, (ii) Executive’s salary or incentive opportunity is reduced, (iii) the Company materially breaches the Company’s obligations to Executive under this Agreement. Executive may not resign for Good Reason unless (x) Executive notifies the Company’s Chief Executive Officer in writing, within 30 days after Executive becomes aware of the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why, (y) the Company fails, within 30 days after the notification, to take all commercially reasonable actions to cure the breach, and (z) Executive resigns by written notice within 30 days after expiration of the 30 day period under Section 5(b)(ii). If Executive terminates the Employment for Good Reason, Executive will be entitled to Severance Pay as provided in and subject to Section 7.

6.    Payments Upon Termination of Employment. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment, except (a) unpaid salary installments through the end of the week in which the Employment terminates, (b) any earned, unpaid incentive payments for the completed year immediately prior to the year in which Executive’s Employment terminates, (c) reimbursement of unreimbursed business expenses incurred prior to termination of the Executive’s Employment in accordance with the Company’s reimbursement policy, (d) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, (e) rights to liability insurance coverage under any directors’ and officers’ (D&O) liability insurance policy or any indemnification rights that Executive may have, and (f) if the termination of Employment is pursuant to Section 5, Severance Pay to which Executive is entitled under Section 7.

7.    Severance Pay. The Company will pay Executive the payments provided in and subject to this Section 7 (“Severance Pay”) upon Executive’s “separation from service,” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”), if Executive’s Employment is terminated during the Term as provided in Section 5 and Executive contemporaneously or subsequently experiences a separation from service.

(a)    Amount and Duration of Severance Pay. Subject to the other provisions of this Section 7, Severance Pay will consist of the continuation of Executive’s then current base salary for 12 months. No Severance Pay will be paid, however, until the Company’s first regular pay date that occurs on or after 60 days after the date of Executive’s separation from service. Any salary continuation payments to which Executive would otherwise have been entitled during those 60 days will be accumulated and paid on the Company’s first regular pay date on or after 60 days after separation from service provided Executive has signed the release provided for in Section 7(b)(ii) and continued to honor the release. All Severance Pay under Section 7 that would otherwise be paid more than 60 days after termination of the Employment will be made as provided in Section 7 on the Company’s normal pay dates. Payments will be less required deductions and withholdings. If Executive dies before the end of the Severance Pay period, any unpaid Severance Pay will be paid to his estate. Executive will have no duty to mitigate and the Severance Pay will not be subject to offset except as provided in 7(c).

(b)    Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply in all material respects with Executive’s obligations under this Agreement that continue after termination of the Employment (subject to notice and a reasonable opportunity to cure); (ii) Executive must sign a Company-prepared release of claims by a date designated by the Company (which will be not less than 21 days nor more than 45 days after Executive’s Employment is terminated and Executive is given the release document) waiving and releasing any and all claims or rights that Executive might otherwise have against the Company, any Affiliate, or any of the officers, directors, employees or agents of the Company or any Affiliate, provided that the release will not waive Executive’s right to any payments due under this Section 7 or Section 6, nor will the release waive any right of Executive to liability insurance coverage under any directors’ and officers’ liability insurance policy or any indemnification rights that Executive may otherwise have; (iii) Executive must resign upon written request by the Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; and (iv) Executive must, upon request by the Company, provide the Company, for a period of 90 days after termination, with consulting services (limited to no more than 8 hours per week) regarding matters within the scope of Executive’s former duties. Executive will only be required to provide those services by telephone or e-mail at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.

(c)    Disability Benefits Offset to Severance Pay. Any Severance Pay provided under Section 7(a) will be reduced on a dollar-for-dollar basis by any payments that Executive receives pursuant to the Company’s bona fide group long-term disability insurance policy and/or workers’ compensation insurance policy.

    8.    Loyalty and Confidentiality; Certain Property and Information.

    (a)     Loyalty and Confidentiality. Executive will be loyal to the Company during the Employment and will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate, except as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate or as may be compelled pursuant to court order or subpoena. Executive will also keep the terms of this Agreement confidential, except (i) as may be compelled pursuant to court order or subpoena, (ii) in proceedings to enforce or defend his rights under this Agreement or any other written agreement between Executive and the Company or any of its affiliates, (iii) in order to obtain financial or legal advice, or (iv) with immediate family members. Executive’s commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive.

    (b)     Certain Property and Information. Upon termination of the Employment, Executive will promptly deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all Confidential Information, trade secrets, computers, mobile and smart phones, business notes, business plans, documents, keys, credit cards and other Company-provided equipment in his possession.

9.    Ideas, Concepts, Inventions and Other Intellectual Property.

All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive’s employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company’s successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive’s employment with the Company terminates.

Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Employee during the term of Executive’s employment by the Company or any Affiliate.

Executive agrees not to disclose to the Company or use, or induce the Company to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Executive. Executive also represents that all property, proprietary information, trade secret and confidential business information belonging to any prior employer has been returned. During the performance of his duties with the Company, the Company will not request or expect that Executive will disclose confidential or proprietary information acquired during prior employment. The Company further agrees that in the event Executive must decline to make such a disclosure to the Company, declining to make the disclosure will have no adverse consequence to Executive’s employment with the Company.

10.    Non-Competition; Non-Solicitation. During the Employment and for 12 months after the date of termination of Executive’s Employment, Executive will not:

(a)    directly or indirectly engage in a Competitive Business;

(b)    be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business; or

(c)    solicit or suggest, or provide assistance to anyone else in seeking to solicit or suggest, that any customer, vendor, employee, or other person or organization having or known by Executive to be contemplating a relationship with the Company or any Affiliate terminate, reduce or not initiate their relationship or contemplated relationship with the Company or such Affiliate, or enter into any similar relationship with anyone else instead of the Company or the Affiliate.

“Competitive Business” means (a) vehicle, boat and collectible insurance business and ancillary businesses relating to the preservation, safety and enjoyment of vehicles, boats and collectibles and (b) any other business in which the Company and its Affiliates are engaged or seeking to become engaged during Executive’s employment with the Company. This Section 10 does not prohibit Executive from owning not more than two percent (2%) of any class of securities of a publicly traded entity, provided that Executive does not engage in other activity prohibited by this Section 10. Executive represents and warrants that neither the Employment nor the performance of his obligations for the Company will conflict with or violate any other contract or obligations, legal or otherwise, which Executive may have.

11.    Equitable Remedies. Executive agrees that any breach of Sections 8, 9 or 10 of this Agreement will cause irreparable damage to the Company, that such damage will be difficult to quantify and that money damages alone will not be adequate. Accordingly, Executive agrees that the Company, in addition to any other legal rights or remedies available to the Company on account of a breach or threatened breach of this Agreement, shall have the right to seek an injunction, specific performance or other equitable relief to prevent any actual or threatened breach, and Executive waives the defense in any equitable proceeding that there is an adequate remedy at law for such breach.

12.    Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Company’s Chief Executive Officer and is agreed to in a written document signed by Executive and the Chief Executive Officer. No waiver by either party at any time of any breach or nonperformance of this Agreement by the other party will be deemed a waiver of any prior or subsequent breach or nonperformance.

13.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Company or any of the subjects covered by this Agreement, have been made by the Company that are not set forth expressly in this Agreement, and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement.

14.     Dispute Resolution.
(a)    Arbitration. The Company and Executive agree that, except as provided in Section 14(b), the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement will be arbitration under the procedures set forth in this Section. The arbitrator will be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator will hold a hearing at which both parties may appear, with or without counsel, and present testimony, evidence and argument. Pre-hearing discovery will be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator will have subpoena power. The procedural rules for an arbitration hearing under this Section will be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing will be completed within 90 days after the arbitrator has been selected and the arbitrator will issue a written decision within 60 days after the close of the hearing. The hearing will be held in Traverse City, Michigan. The award of the arbitrator will be final and binding and may be enforced by and certified as a judgment of the 13th Judicial Circuit Court for the State of Michigan, or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator will be paid by the Company and one-half by Executive.
(b)    Section 14(a) will be inapplicable to a dispute arising out of or relating to Sections 8, 9 or 10 of this Agreement.

15.    Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for benefits as allowed by the Company’s benefit programs. This Agreement may be assigned by the Company to any Affiliate or successor in interest to the Company.

16.    Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by facsimile or email transmission sent during business hours, the next business day if sent by overnight courier service for delivery during business hours or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

        Kenneth H. Ahn
        31065 Lucerne Drive
        Franklin, MI 48025

If to the Company:

    The Hagerty Group, LLC
        141 River’s Edge Dr.
        Suite 200
        Traverse City, Michigan 49684
    Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

17.     Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law with respect to all employment related provisions and Delaware law with respect to Section 8(c), without regard of choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Grand Traverse County is a mutually convenient forum and that each of the parties conducts business in Grand Traverse County.

19.     Counterparts. This Agreement may be signed in original or by electronic counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.

20.    Section 409A. The parties to this Agreement intend that the Agreement be exempt from Section 409A of the Code to the fullest extent possible as providing for short-term deferrals and involuntary separation pay, and that to the extent this Agreement is not exempt from Section 409A it is intended to comply with Section 409A, where applicable, and this Agreement will be operated and interpreted in a manner consistent with those intentions.

[POSITION DESCRIPTION FOLLOWS]

JOB TITLE: President of Marketplace
REPORTS TO: McKeel Hagerty
DEPARTMENT: Marketplace
FLSA STATUS: Exempt
SUMMARY:
Reporting to the CEO, this individual is a key member of our executive leadership team and is responsible for working cross-functionally across the entire organization to develop and execute our new Marketplace business. The leader is responsible for setting the vision and strategy for Hagerty Marketplace and executing the strategy to achieve profitable growth.
RESPONSIBILITIES:
· Building and leading a new strategic pillar, Hagerty Marketplace, to accelerate Hagerty’s revenue and EBITDA growth
· Formulating vision and strategy for Hagerty Marketplace with CEO
· Leading all Hagerty’s businesses activities related to buying, selling, renting, and financing collector cars. These businesses include, but not limited to, live auctions, digital auctions, private sales, and financing
· Strategy implementation and the day-to-day operations of Hagerty Marketplace
· Developing and tracking KPIs and objectives for all teams
· Identifying and executing strategic acquisitions and strategic alliances
· Management of budget / P&L
· Working with CFO to strategically allocate capital to high ROE opportunities
· Working closely with key leadership team at Hagerty, including CEO, COO, CFO, business unit Presidents and other executives
· Collaborating with President of Insurance to help drive cross-selling of insurance products
· Collaborating with President of Media & Entertainment to help drive membership and events businesses
· Serving as senior member of executive leadership
· Assisting the CEO as needed with Board presentations, investor meetings, etc.
· Creating an environment that promotes positive culture, morale and business performance
QUALIFICATIONS:
· A strong leader with proven track record of building and operating businesses

· Deep understanding of the collector car transaction market
· Strong financial acumen and deal-making capabilities
· A forward-thinking growth mindset leader who understands the reality of execution
· Data and insights driven with a strong ability to make decision recommendations and gain support from multiple stakeholders
· Proven ability to recruit, manage, and lead a high-performing team
· Proven ability to work cross functionally, act entrepreneurially, and gain consensus and support across an organization.
· Outstanding relationship, influencing, executive presence and negotiation skills.
· Excellent written and verbal communication skills.
· Goal oriented with a strong ability to prioritize and lead teams to success
· Demonstrated initiative and drive with a passion for building new businesses

[SIGNATURE PAGE FOLLOWS]

The parties have signed this Employment Agreement as of the Effective Date in Section 1.

THE HAGERTY GROUP, LLC

/s/ McKeel Hagerty

By:     McKeel O Hagerty

Its:     Chief Executive Officer

EXECUTIVE

/s/ Kenneth H. Ahn
_____________________________
Kenneth H. Ahn